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                                                                      Exhibit 10


                                                                    NEWS RELEASE



                             FOR IMMEDIATE RELEASE


Contact:  Emma Marie Cocci
          Secretary
          (215) 785-0101


                     SCANFORMS TO MERGE AT $3.60 PER SHARE


Bristol, PA, February 16, 1996 -- Scanforms, Inc. (Nasdaq Small Cap:SCFM) today reported that the Company entered into a merger agreement with a management group consisting of its Chairman and President, Robert A. Samans, and one of its Directors, Sebastian Carcioppolo, which would pay $3.60 cash per share to the Company's public shareholders and would result in the Company becoming privately held by the management group. This action occurred subsequent to a process commenced with a public announcement in March 1995 of the Company's willingness to consider proposals for a significant transaction, and subsequent efforts by Janney Montgomery Scott, the investment banking firm retained for that purpose.

The effectuation of the merger is contingent upon the completion of final documentation of a bank financing, and the approval of the Company's shareholders at a special meeting after the preparation and distribution of proxy materials. Janney Montgomery Scott has rendered a fairness opinion in connection with the transaction.

Scanforms is a full-service manufacturer of direct mail advertising with in-house forms manufacturing, laser computer personalization and mailing services.